Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2009, with respect to the consolidated financial statements, schedules, and internal control over financial reporting contained in the Annual Report of NorthStar Realty Finance Corp. on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement on Form S-3.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement of NorthStar Realty Finance Corp. on Form S-3, and to the use of our name as it appears under the caption “Experts” in such Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York
March 6, 2009